   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY __, 2001

                                                      REGISTRATION NO. 333-79857

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                         POST-EFFECTIVE AMENDMENT NO. 3
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                               GENERAL MAGIC, INC.
             (Exact Name of Registrant as Specified in Its Charter)

              DELAWARE                                                 77-0250147
   (State or Other Jurisdiction of                        (IRS Employer Identification Number)
   Incorporation or Organization)

                    420 NORTH MARY AVENUE, SUNNYVALE CA 94086
                                 (408) 774-4000
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                               KATHLEEN M. LAYTON
                       PRESIDENT & CHIEF EXECUTIVE OFFICER
                               GENERAL MAGIC, INC.
                    420 NORTH MARY AVENUE, SUNNYVALE CA 94086
                                 (408) 774-4000
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)

                                   COPIES TO:

                    RUSSELL C. HANSEN, ESQ.                        MARY E. DOYLE, ESQ.
                      MICHAEL MAYES, ESQ.                            GENERAL COUNSEL
                  GIBSON, DUNN & CRUTCHER LLP                      GENERAL MAGIC, INC.
               2029 CENTURY PARK EAST SUITE 4000                 420 NORTH MARY AVENUE,
                 LOS ANGELES, CALIFORNIA 90067                     SUNNYVALE CA 94086
                         (310) 552-8500                              (408) 774-4000


                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time as described in the Prospectus after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             -----------------------

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                                EXPLANATORY NOTE

        The purpose of this Post-Effective Amendment No. 3 (this "Amendment") to the Registration Statement on Form S-3 of General Magic, Inc. ("General Magic"), filed with the Securities and Exchange Commission on June 3, 1999 (the "Registration Statement"), is to amend the Plan of Distribution contained in the Registration Statement to provide that General Magic may, in addition to the other methods of distribution currently provided for in the Registration Statement, issue its common stock, par value $0.001 per share (the "Common Stock") in an "At the Market" offering in accordance with the provisions of Rule 415(a)(4), promulgated under the Securities Act of 1933, as amended, through the investment banking firm of Ladenburg Thalmann & Co. Inc., and to update the base prospectus for the purpose of providing ease of reference for potential investors.

                                10,000,000 SHARES
                               GENERAL MAGIC, INC.
                                  COMMON STOCK


        This prospectus will allow us to issue common stock over time. This means:

        - we may issue the common stock offered in this prospectus from time to time;

        - we will provide a prospectus supplement each time we issue the offered securities;

        - the prospectus supplement will inform you about the specific terms of that offering and also may add, update or change information contained in this document;

        - these terms will include the aggregate number of shares offered; and

        - you should read this document and any prospectus supplement carefully before you invest.

        General Magic's common stock is traded on the Nasdaq National Market under the symbol "GMGC". On January 25, 2001, the last reported sale price for the Common Stock on the Nasdaq National Market was $2.50 per share.

                              -------------------

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS"
                     BEGINNING ON PAGE 5 OF THE PROSPECTUS.

                              -------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
  PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE

                              -------------------

                THE DATE OF THIS PROSPECTUS IS FEBRUARY 2, 2001

                              -------------------

GENERAL MAGIC, INC., 420 NORTH MARY AVENUE, SUNNYVALE CA 94086, (408) 774-4000

                                TABLE OF CONTENTS

                                                                              Page
                                                                              ----
About General Magic                                                             3

The Offering                                                                    5

Risk Factors                                                                    5

Special Note Regarding Forward-Looking Statements                               16

Use of Proceeds                                                                 16

Dilution                                                                        17

Plan of Distribution                                                            17

General Description of the Securities                                           19

Description of Common Stock                                                     19

Legal Matters                                                                   20

Experts                                                                         20

Where You Can Find More Information                                             20


                               ABOUT GENERAL MAGIC

        General Magic is a voice application services provider. The Company offers its customers premier voice-enabled applications developed on its VoiceXML-based magicTalk(TM) platform. Primary applications for General Magic's magicTalk platform include customer relationship management interactions, value added telecommunication services, Internet voice portal services, and eCommerce transactions. General Magic develops and deploys magicTalk voice applications through the efforts of its professional services organization and offers its customers around-the-clock hosting services in its network operations center ("NOC"). Each General Magic voice application features a personality-rich, socially-engineered voice user interface ("VUI") that responds to ordinary speech, all but eliminating the need to punch buttons or enter codes when using technology such as email, voice mail, telephone, fax and the Internet.

        General Magic's target markets are businesses with high volume customer interactions, including telecommunication providers, enterprises, and Internet companies. To support its customers General Magic provides a full range of professional services to assist in the planning, design, development, deployment and support of voice solutions developed with magicTalk. For customers who require rapid time-to-market and elect to deploy end-to-end voice solutions without investing in a separate hosting facility, General Magic provides customers cost-effective hosting services through its NOC. General Magic's NOC allows the Company to optimize the return on investment for each of its customers by optimizing service performance, managing growth and taking advantage of efficiencies of scale.

        On November 6, 2000, General Magic announced an agreement with Ask Jeeves, Inc. Pursuant to the agreement, General Magic will build the voice user interface and provide hosting services for Ask Jeeves business solutions, which currently serve over 125 corporate customers.

        In July 2000, General Magic concluded an agreement with IBM contemplating the integration of General Magic's magicTalk platform with IBM DirectTalk and IBM WebSphere Voice Server. General Magic and IBM will market and sell voice solutions integrating the companies' technologies. In August 2000, General Magic announced that IBM's Via Voice Automated Speech Recognition engine is now available to customers of General Magic's magicTalk voice solutions. General Magic's open standards-based magicTalk platform currently supports speech recognition technologies from Nuance Communications, Inc. In September 2000, General Magic announced that it had signed a letter of intent to extend the magicTalk platform to support speech recognition as well as text-to-speech technologies from SpeechWorks International, Inc. SpeechWorks, in turn, intends to offer its customers a hosted voice solution through General Magic. General Magic and SpeechWorks currently plan to jointly market and sell their combined product offering.

        In November 1999, General Magic entered into a licensing and technology agreement with General Motors Corporation through what is now its OnStar Corporation subsidiary ("OnStar"). The agreement licenses General Magic's magicTalk platform and custom VUI for OnStar's Virtual Advisor, which provides hands-free voice-activated access to Internet-based information services in vehicles manufactured by General Motors, as well as other international auto makers. General Magic is designing, developing and hosting the OnStar Virtual Advisor service.

        In June 1999, General Magic launched myTalk, which was an advertising sponsored service that let people access email over the phone, reply to email messages using their own spoken words and make short calls anywhere in the United States. myTalk attracted more than one million subscribers, which management believes provided a successful proof point and demonstrated the appeal of magicTalk-based services and the potential for widespread adoption of voice-enabled services. In June 2000, General Magic discontinued the myTalk consumer service in order to more effectively focus on the development of custom voice solutions on the magicTalk platform. Customized components similar to those offered through the myTalk service are part of General Magic's current offerings.

        In June 1999, Excite@Home launched the Excite Voicemail service, a free advertising-supported service that allows Excite users to receive voicemail and faxes in their Excite email accounts. Excite Voicemail employs General Magic's communications platform and voice user interface technologies to guide callers in leaving voicemail messages and faxes for registered Excite members.

        Although we have made significant progress in our strategy to develop and market voice application services and products, we are subject to all of the risks inherent in the establishment of a new business enterprise. To succeed, we must, among other things, secure adequate financial and human resources to meet our requirements; achieve market acceptance for our voice application services and products; establish and maintain relationships with businesses with high volume customer interactions; establish and maintain alliances with companies that offer technology solutions for businesses with high volume customer interactions; respond effectively to competitive developments; meet the challenges inherent in the timely development and deployment of complex technologies; generate sufficient revenues from our services and products to permit us to operate profitably; and protect our intellectual property. Any failure to achieve these objectives could have a material adverse effect on our business, operating results and financial condition.

                                  THE OFFERING

Common stock offered in this
    prospectus...........................    10,000,000 shares(1)
Common stock outstanding after
    the offering.........................    70,730,461 shares(2)

Use of proceeds..........................    For product development, capital
                                             expenditure, sales and marketing
                                             and for other general corporate
                                             purposes. See "Use of Proceeds."

Nasdaq National Market symbol............   GMGC

----------------------

(1) After taking into account 6,665,862 shares of common stock that we have sold under the Registration Statement since it was declared effective by the Commission on July 15, 1999, there are only 3,334,138 shares of common stock remaining for sale by us under the Registration Statement, as amended.

(2) Based on shares outstanding as of January 26, 2001. Does not include 8,193,234 shares of common stock issuable upon exercise of outstanding options, 14,488,690 shares of common stock issuable upon conversion of outstanding preferred stock or 5,783,529 shares of common stock issuable upon exercise of outstanding warrants as of January 26, 2001.

                                  RISK FACTORS

        In this section we summarize certain risks regarding our business and industry. Readers should carefully consider the following risk factors in conjunction with the other information included in this prospectus supplement.

WE HAVE A HISTORY OF LOSSES. WE EXPECT TO CONTINUE TO INCUR LOSSES, AND WE MAY NEVER ACHIEVE AND SUSTAIN PROFITABILITY.

        Since our inception, we have incurred significant losses, including a loss of $27.2 million for the nine-month period ended September 30, 2000. As of September 30, 2000, we had an accumulated deficit of $305.5 million. We expect to have net losses and negative cash flow for at least the next twelve months. We plan to continue to spend significant amounts to develop, enhance and maintain our voice application services and products and to expand our marketing and sales efforts. As a result, we will need to generate significant revenues to achieve profitability. Even if we achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis. If we fail to achieve and sustain profitability, the price of our stock may decline substantially.

OUR LIMITED FUNDING MAY RESTRICT OUR OPERATIONS AND OUR ABILITY TO EXECUTE OUR BUSINESS STRATEGY, AND THE AVAILABILITY OF ADDITIONAL FINANCING IS UNCERTAIN.

        Our business model requires us to devote significant financial resources to the development, enhancement and maintenance of magicTalk, our platform for delivery of voice application services and products, to the expansion of our sales and professional services organizations and to the buildout of our network operations center. If we are not able to successfully manage our existing resources or to secure additional financing in a timely manner, our ability to generate sufficient revenues may be restricted and our business curtailed.

        Effective July 30, 1999, we entered into a common stock investment agreement with an institutional investor providing for an equity line of credit. The common stock investment agreement permits us to require the investor to purchase from time to time an aggregate of up to $20,000,000 of our common stock in increments of up to $5,000,000. In addition, the investor has the right to purchase, in its sole discretion, up to an aggregate of an additional $6,000,000 of common stock during the term of the common stock investment agreement. On March 10, 2000, we agreed to amend the common stock investment agreement to provide the institutional investor with the option to purchase additional shares of our common stock equal to up to 100% of the amount specified in our put notice to the investor. The aggregate amount of the equity line, however, was not increased by this amendment. There are numerous conditions on our right to draw down under the equity line, including that the closing bid price of the common stock on the business day immediately preceding a draw down notice must be at least $2.00 per share and that the common stock is listed on the American Stock Exchange, Inc. ("AMEX"), the New York Stock Exchange ("NYSE"), The Nasdaq National Market or The Nasdaq SmallCap Market. In addition, the dollar amount specified in any draw down notice will be decreased by one twentieth (1/20) for each business day during the twenty business days immediately following delivery of the draw down notice on which the weighted average price of the common stock is less than $2.062. The weighted average price of our common stock was less than $2.062 on each business day through much of September, October and the first half of November of 1999 and has been less than $2.062 again in December of 2000 and January of 2001. It is uncertain that we will be able consistently to meet the closing bid price condition, the listing condition or any other condition. In addition, although we may request drawdowns in increments of up to $5,000,000, the actual dollar amount is subject to limitations based on the daily trading volumes, the market price of our common stock as well as the investor's percentage ownership of General Magic.

        On September 7, 2000, the investment banking firm of Ladenburg Thalmann & Co. Inc. ("Ladenburg Thalmann") executed a letter agreement with us whereby Ladenburg Thalmann agreed to act as our exclusive placement agent for the offering of up to $45,000,000 worth of our common stock on a "reasonable best efforts" basis (the "Agreement"). Ladenburg Thalmann has agreed that it will seek to identify institutional investors who may wish to purchase our common stock from time to time on specific terms to be negotiated between us and such institutional investors. The securities will be offered by us under a prospectus to be delivered pursuant to this Registration Statement.

        Ladenburg Thalmann is not committed to purchase any of our securities, regardless of whether Ladenburg Thalmann does or does not successfully identify others to purchase our securities. We, in turn, are not obligated to sell any of our securities to any prospective purchaser successfully identified by Ladenburg Thalmann.

        On November 29, 2000, we consummated a sale of 1,020,926 shares of our common stock to an institutional investor identified by Ladenburg Thalmann for an aggregate purchase price of $3,297,591.

        On December 12, 2000, we consummated a sale of 1,782,054 shares of our common stock to an institutional investor identified by Ladenburg Thalmann for an aggregate purchase price of $4,000,000.

        On December 22, 2000, we consummated a sale of 826,593 shares of our common stock to an institutional investor identified by Ladenburg Thalmann for an aggregate purchase price of $1,000,000.

        On January 18, 2001, we consummated a sale of 1,470,588 shares of our common stock to an institutional investor identified by Ladenburg Thalmann for an aggregate purchase price of $2,500,000.

        On January 26, 2001, we consummated a sale of 1,111,111 shares of our common stock to an institutional investor identified by Ladenburg Thalmann for an aggregate purchase price of $2,500,000.

        No assurance can be given that additional financing will be available under the equity line or the Agreement with Ladenburg Thalmann or otherwise or that, if available, it will be available on terms favorable to General Magic or its stockholders. The unavailability or timing of revenues and financing may require us to curtail our operations. In addition, if we are not able to generate revenues or obtain funding, we may be unable to meet The Nasdaq National Market's continued listing requirements, and our common stock could be delisted from that market. See "-- Our common stock may be delisted from The Nasdaq National Market if we are not able to demonstrate compliance with the continued listing requirements."

THE MARKET FOR OUR VOICE APPLICATION SERVICES AND PRODUCTS MAY NOT DEVELOP, WHICH WOULD SUBSTANTIALLY IMPEDE OUR ABILITY TO GENERATE REVENUES.

        Our future financial performance depends on growth in demand for voice application services and products. If the market for voice application services and products does not develop or if we are unable to capture a significant portion of that market, either directly or through our partners, our revenues and our results of operation will be adversely affected.

        The market for voice application services and products is relatively new and still evolving. Currently, there are a limited number of products and services in this industry. The adoption of voice application services and products could be hindered by the perceived cost, quality and reliability of this new technology, as well as the reluctance of businesses that have invested substantial resources in existing systems, such as touch-tone-based systems, to replace their current systems with this new technology. Accordingly, in order to achieve commercial acceptance, we will have to educate prospective customers, including large, established companies, about the uses and benefits of voice-driven applications in general and our products in particular. If these efforts fail, or if our voice application services and products do not achieve commercial acceptance, our business would be harmed.

        The continued development of the market for our voice application services and products will depend upon the:

        - widespread adoption of voice-driven applications by businesses for use in conducting transactions and managing relationships with their customers;

        -       consumer acceptance of such applications; and

        - continuing improvements in hardware and software technology that may reduce the cost and improve the performance of voice solutions.

WE MUST ESTABLISH AND MAINTAIN RELATIONSHIPS WITH CUSTOMERS AND PARTNERS TO GENERATE REVENUES.

        Our business model for voice application services and products depends on generation of revenue from licensing of our magicTalk communications platform and from voice application development, support and hosting services. Our success in generating these revenues depends on our ability to establish and maintain relationships with organizations that engage in high-volume customer interactions, such as companies with customer relationship management applications, established eCommerce businesses, and value-added telecommunications providers, and with partners that currently provide technology solutions to these businesses. Competition for relationships with companies such as these is extremely intense.

WE CURRENTLY RELY ON A LIMITED NUMBER OF LARGE ORDERS FOR SUBSTANTIALLY ALL OF OUR REVENUES. AS A RESULT, OUR INABILITY TO SECURE ADDITIONAL SIGNIFICANT CUSTOMERS DURING A GIVEN PERIOD OR THE LOSS OF ONE MAJOR CUSTOMER COULD CAUSE OUR QUARTERLY RESULTS OF OPERATION TO SUFFER.

        Due to the nature of our business, in any quarter we are dependent upon a limited number of orders that are relatively large in relation to our overall revenues. Our voice application products and services require significant expenditures by our customers and typically involve lengthy sales cycles. We may spend significant time and incur substantial expenses educating and providing information to prospective customers. Any failure to complete a sale to a prospective customer during a quarter could result in revenues and operating results for the quarter that are lower than expected.

        Our dependence on large customer orders makes it difficult to forecast quarterly operating results. This could cause our stock price to be volatile or to decline.

OUR VOICE APPLICATION SERVICES AND PRODUCTS CAN HAVE LONG SALES AND IMPLEMENTATION CYCLES AND, AS A RESULT, OUR QUARTERLY OPERATING RESULTS AND OUR STOCK PRICE MAY FLUCTUATE.

        Purchase of our voice application services and products requires a significant expenditure by a customer. Accordingly, the decision to purchase our services and products typically requires significant pre-purchase evaluation. We may spend many months educating and providing information to prospective customers regarding the use and benefits of our voice application services and products. During this evaluation period, we may expend substantial sales, marketing and management resources.

        After purchase, it may take substantial time and resources to implement our solution and to integrate it with our customer's existing systems. If we are performing significant professional services in connection with the implementation, we do not recognize software revenue until after system acceptance or deployment. In cases where the contract specifies milestones or acceptance criteria, we may not be able to recognize services revenue until these conditions are met. We have in the past and may in the future experience unexpected delays in recognizing revenue. Consequently, the length of our sales and implementation cycles may make it difficult to predict the quarter in which revenue recognition may occur and may cause revenue and operating results to vary significantly from period to period. These factors could cause our stock price to be volatile or to decline.

WE EXPECT OUR QUARTERLY REVENUES AND OPERATING RESULTS TO FLUCTUATE. IF OUR QUARTERLY OPERATING RESULTS FAIL TO MEET THE EXPECTATIONS OF FINANCIAL ANALYSTS AND INVESTORS, THE TRADING PRICE OF OUR COMMON STOCK MAY DECLINE.

        Our revenues and operating results are likely to vary significantly from quarter to quarter. A number of factors are likely to cause these variations, including:

        - the timing of sales of our products and services, particularly in light of our dependence on a relatively small number of large orders;

        - the timing of product implementations, particularly large client design projects;

        -       unexpected delays in introducing new products and services;

        - increased expenses, whether related to sales and marketing, product development or administration;

        - deferral of recognition of our revenue in accordance with applicable accounting principles due to the time required to complete projects;

        -       the mix of product license and services revenue, and

        - costs related to possible acquisitions of technology or businesses.

IF WE ARE UNABLE TO HIRE ADDITIONAL PERSONNEL, OR TO RETAIN KEY TECHNICAL, PROFESSIONAL SERVICE, SALES, MARKETING AND OPERATIONAL PERSONNEL, OUR BUSINESS COULD BE HARMED.

        We intend to hire additional personnel, including engineers, professional service, sales, marketing and operational personnel to support our business. Competition for these individuals is keen, especially in the San Francisco Bay Area. We may not be able to attract, assimilate or retain additional highly qualified personnel. In addition, we rely upon the continued performance and services of our existing employees, including key managerial, technical and operational personnel. Our failure to attract, integrate, motivate and retain additional employees or to motivate and retain existing employees could harm our business.

INTENSE COMPETITION IN THE MARKET FOR VOICE APPLICATION SERVICES AND PRODUCTS COULD PREVENT US FROM ACHIEVING OR SUSTAINING PROFITABILITY.

        The market for voice application services and products is intensely competitive. A number of companies have developed, or are expected to develop, voice applications and/or platform technologies that compete with ours. Competitors in the voice application and platform technologies markets include companies that offer hosted or customer premise equipment-based voice-activated solutions to the telecommunications market, such as AccessLine Communications Corporation, Call Sciences Inc., Comverse Technology, Inc., InterVoice-Brite Inc. and Webley Systems, Inc.; speech recognition vendors, such as Nuance Communications Inc., SpeechWorks International and Vocalis Group plc, to the extent that they engage in or support the development of voice applications; value-added resellers of speech recognition technology, such as NetbyTel.com, Inc. and VocalPoint, Inc.; and companies in the voice portal category, such as BeVocal, Inc., Lucent Technologies, Inc., Motorola Inc., and Tellme Networks Inc. Wireless communications infrastructure companies, such as Telefonaktiebolaget LM Ericsson or OPENWAVE Systems, Inc., may extend their offerings to provide the capabilities of the magicTalk communications platform, as may software developers such as Microsoft Corporation and Oracle Corp., or telecommunications companies such as AT&T Corp. and

Sprint Communications Company, L.P. Many of these companies have longer operating histories, significantly greater financial, technical, product development, marketing and sales resources, greater name recognition, larger established customer bases, and better-developed distribution channels than we do. Our present or future competitors may be able to develop products that are comparable or superior to those we offer, adapt more quickly than we do to new technologies, evolving industry trends and standards or customer requirements, or devote greater resources to the development, promotion and sale of their products than we do. Accordingly, we may not be able to compete effectively in our markets, competition may intensify and future competition may harm our business.

TECHNOLOGY CHANGES RAPIDLY IN OUR MARKET, AND OUR FUTURE SUCCESS WILL DEPEND ON OUR ABILITY TO MEET THE NEEDS OF OUR CUSTOMERS.

        The market for voice application services and products is characterized by rapid technological change, changing customer needs, increasingly frequent new product introductions and evolving industry standards. The introduction of products or services embodying new technologies and the emergence of new industry standards could render our voice application services and products obsolete and unmarketable.

        Our success will depend upon our ability to timely develop and introduce new voice application services and products, as well as enhancements to our existing services and products, to keep pace with technological developments and emerging industry standards and address the changing needs of customers and partners. We may not be successful in developing and marketing new services or products that respond to technological changes or evolving industry standards. We may experience difficulties that could delay or prevent the successful development, introduction and marketing of new services or products. In addition, our new services and products may not adequately meet the requirements of the marketplace or achieve market acceptance.

WE MAY EXPERIENCE DELAYS IN PRODUCT DEVELOPMENT, WHICH COULD ADVERSELY AFFECT OUR REVENUES OR RESULTS OF OPERATION.

        Any delays in product development or market launch could adversely affect our revenues or results of operation. To be successful, we must continue to develop and enhance technologies to enable us to offer voice application services and other products deployed on our magicTalk communications platform. Software product development schedules are difficult to predict because they involve creativity and may require implementation of original, untried solutions or the use of new development tools. Our software development efforts have been delayed in the past. In addition to software development delays, we may also experience delays in other aspects of product development. Any product development delays could delay or prevent successful introduction or marketing of new or improved services or products or the delivery of new versions of our services or products.

THE FAILURE OR UNAVAILABILITY OF THIRD-PARTY TECHNOLOGIES AND SERVICES COULD LIMIT OUR ABILITY TO GENERATE REVENUES.

        We have incorporated technology developed by third parties in certain of the voice application services and products offered to our customers, including the following:

        -       email servers which process both emails and voice mails;

        -       calendar and contact software;

        -       voice recognition software;

        -       text-to-speech software;

        -       the billing system; and

        -       network operations center servers, routers and other equipment.

        We will continue to incorporate third-party technologies in future voice application services and products. We have limited control over whether or when these third-party technologies will be enhanced. In addition, our competitors may acquire interests in these third parties or their technologies, which may render the technology unavailable to us. If a third party fails or refuses to timely develop, license or support technology necessary to our services or products, market acceptance of our services or products could be adversely affected. Moreover, if these third-party technologies fail or otherwise prove to be not viable, it may have a significant impact on our ability to provide our services and/or to generate revenues. In addition, we rely and will continue to rely on services supplied by third parties, such as telecommunications, Internet access and power, for services hosted in our network operations center. If these third-party services fail to meet industry standards for quality and reliability, market acceptance of our services could be adversely affected.

CONVERSION OF PREFERRED STOCK OR ISSUANCE OF OTHER SECURITIES WOULD DILUTE CURRENT STOCKHOLDERS.

        As of January 26, 2001, we have 186 shares of Series D preferred stock, 428 shares of Series F preferred stock, 1,500 shares of Series G preferred stock and 580 shares of Series H Preferred Stock outstanding, all of which are convertible into common stock. In addition, we have outstanding a warrant to purchase up to an additional 500 shares of Series G preferred stock and warrants to purchase an aggregate, as of January 26, 2001, of 2,814,408 shares of common stock outstanding. We also have an equity line of credit arrangement under which we could issue up to $25,750,000 in common stock and an agreement with Ladenburg Thalmann pursuant to which we may raise up to an additional $31,702,409 million upon the sale of our common stock. The holders of common stock could experience substantial dilution to their investment upon conversion of the preferred shares, exercise of the warrants, drawdowns under the equity line of credit arrangement, or in the event we elect to raise additional capital pursuant to the Ladenburg Thalmann agreement. The number of shares of common stock issuable upon the conversion of the Series D preferred stock and the Series F preferred stock, upon exercise of the warrants issued in connection with the Series B, Series C and Series D preferred stock transactions, and pursuant to the equity line of credit arrangement, and the Ladenburg Thalmann arrangement depends in part on future prices of our common stock on The Nasdaq National Market. The number of shares of common stock issued pursuant to the equity line of credit arrangement depends on the prices of common stock on The Nasdaq National Market shortly before the date of issuance and sale. We cannot predict the price of the common stock in the future. If the price of our common stock decreases over time, the number of shares of common stock issuable upon conversion of the preferred stock, exercise of the warrants issued in connection with the Series B, Series C, and Series D preferred stock, drawdowns under the equity line of credit, and sales of common stock pursuant to the Ladenburg Thalmann agreement will increase and the holders of common stock would experience additional dilution of their investment. Such dilution could cause the stock price of our common stock to decrease further. A decrease in the stock price of our common stock could cause our common stock to be delisted from The Nasdaq National Market. Our board of directors may authorize issuance of up to

427,101 additional shares of preferred stock that are convertible into common stock without any action by our stockholders. In addition, our board of directors may authorize the sale of additional shares of common stock or other equity securities that are convertible into common stock without any action by our stockholders. The issuance and conversion of any such preferred stock or equity securities would further dilute the percentage ownership of our stockholders.

WE MAY BE REQUIRED TO REDEEM THE OUTSTANDING SERIES D PREFERRED STOCK, SERIES F PREFERRED STOCK AND SERIES H PREFERRED STOCK, WHICH COULD SIGNIFICANTLY DEPLETE OUR CASH RESERVES AND MATERIALLY AND ADVERSELY AFFECT OUR FINANCIAL CONDITION.

        The holders of the Series D preferred stock, the Series F preferred stock and the Series H Preferred Stock have redemption rights if we fail to meet the requirements of the documents governing each. As of January 25, 2001, 186 shares of Series D preferred stock, 428 shares of the Series F preferred stock and 580 shares of the Series H preferred stock were outstanding. The redemption value of these shares could total as much as approximately $16.4 million. If we were required to redeem these shares, such payments would significantly deplete our cash balance, which could materially and adversely affect our financial condition. In addition, such a decrease in our cash balance could cause our common stock to be delisted from The Nasdaq National Market. We cannot guarantee that we will be able to meet all of the requirements necessary to avoid a redemption.

OUR COMMON STOCK MAY BE DELISTED FROM THE NASDAQ NATIONAL MARKET IF WE ARE NOT ABLE TO DEMONSTRATE COMPLIANCE WITH THE CONTINUED LISTING REQUIREMENTS.

        We are subject to the continued listing requirements of The Nasdaq National Market. In the event that we are not able to maintain continued compliance with The Nasdaq National Market's "net tangible assets" requirement or any other of its listing requirements, we would be subject to a delisting process. In the event that we are delisted, we will seek to list our common stock on other markets such as The Nasdaq Small Cap Market and The American Stock Exchange, Inc. We cannot guarantee that we will be able to meet the listing requirements of these or any other markets. In the event that we are delisted from The Nasdaq National Market or are not able to list on any other market, the ability to sell shares of our common stock will be adversely affected.

OUR FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY COULD IMPAIR OUR COMPETITIVE POSITION.

        Our future success and ability to compete depends in part upon our proprietary technology and our trademarks, which we attempt to protect under a combination of patent, copyright, trademark and trade secret laws, as well as with confidentiality procedures and contractual provisions. These legal protections afford only limited protection and may be time-consuming and expensive to obtain and/or maintain. Further, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property.

        We hold seventeen patents issued by the United States Patent and Trademark Office ("PTO"). We have eight patent applications pending before the PTO, as well as selected counterpart patent applications pending in foreign jurisdictions. There is no guarantee that patents will be issued with respect to our current or future patent applications. Any patents that are issued to us could be invalidated, circumvented or challenged. If challenged, our patents might not be upheld or their claims could be narrowed. Our intellectual property may not be adequate to provide us with a competitive advantage or to prevent competitors from entering the markets for our products or services. Additionally, our competitors could independently develop non-infringing technologies that are competitive with, equivalent to, and/or superior to our technology. Monitoring infringement and/or misappropriation of intellectual property can be difficult, and there is no guarantee that we would detect any infringement or misappropriation of our proprietary rights. Even if we do detect infringement or misappropriation of our proprietary rights, litigation to enforce these rights could cause us to divert financial and other resources away from our business operations. Further, we expect to license our products internationally, and the laws of some foreign countries would not protect our proprietary rights to the same extent as do the laws of the United States.

OUR PRODUCTS MAY INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, AND RESULTING CLAIMS AGAINST US COULD BE COSTLY AND REQUIRE US TO ENTER INTO DISADVANTAGEOUS LICENSE OR ROYALTY ARRANGEMENTS.

        The software industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement and the violation of intellectual property rights. Although we attempt to avoid infringing proprietary rights of others, third parties may assert claims against us from time to time alleging infringement, misappropriation or other violations of proprietary rights, whether or not such claims have merit. Such claims can be time consuming and expensive to defend and could require us to cease the use and sale of allegedly infringing products and services, incur significant litigation costs and expenses, and develop or acquire non-infringing technology or obtain licenses to the alleged infringing technology. We may not be able to develop or acquire alternative technologies or obtain such licenses on commercially reasonable terms.

SECURITY PROBLEMS IN OUR VOICE APPLICATION SERVICES OR PRODUCTS WOULD LIKELY RESULT IN SIGNIFICANT LIABILITY AND REDUCED REVENUES.

        Security vulnerabilities and weaknesses may be discovered in our voice application services or products, in the licensed technology incorporated in our voice application services or products, in our network operations center hosting environment, or in the media by which end users access our voice application services or products. Any such security problems may require us to expend significant capital and other resources to alleviate the problems. In addition, these problems could result in the loss or misuse of personal information, including credit card numbers, and may limit the number of customers or subscribers for our voice application services or products. A decrease in the number of customers could lead to decreased revenues. These problems may also cause interruptions or delays in the development of enhancements to our voice application services and products and may result in lawsuits against us.

        We will continue to incorporate security technologies in our voice application services and products. However, such technologies may not be adequate to prevent break-ins. In addition, weaknesses in the media by which users access our voice application services and products, including the Internet, land-line telephones, cellular phones and other wireless devices, may compromise the security of the electronic information accessed. We intend to continue to limit our liability to end users and to our customers and partners, including liability arising from failure of the security technologies incorporated into our services and products, through contractual provisions. However, we may not successfully negotiate such limitations with all our customers and partners, nor may such limitations eliminate liability. We do not currently have liability insurance to protect against risks associated with forced break-ins or disruptions.

ANY SOFTWARE DEFECTS IN OUR PRODUCTS COULD HARM OUR BUSINESS AND RESULT IN LITIGATION.

        Complex software products such as ours may contain errors, defects and bugs. With the planned release of any product, we may discover these errors, defects and bugs, and, as a result, our products may take longer than expected to develop. In addition, we may discover that remedies for errors or bugs may be technologically unfeasible. Delivery of products with undetected production defects or reliability, quality or compatibility problems could damage our reputation. Errors, defects or bugs could also cause interruptions, delays or a cessation of sales to our customers. We could be required to expend significant capital and other resources to remedy these problems. In addition, customers whose businesses are disrupted by these errors, defects and bugs could bring claims against us. Although our contracts typically contain provisions designed to limit our exposure to liability claims, a claim brought against us, even if unsuccessful, could be time-consuming, divert management's attention, result in costly litigation and harm our reputation. Moreover, existing or future laws or unfavorable judicial decisions could limit the enforceability of the limitation of liability, disclaimer of warranty or other protective provisions contained in our contracts.

A CLAIM FOR DAMAGES COULD MATERIALLY AND ADVERSELY AFFECT OUR FINANCIAL CONDITION AND RESULTS OF OPERATION.

        We may be subject to claims for damages related to system errors and other defects in the services we host for our customers or in our General Magic branded services. Agreements with end users of these services typically contain provisions designed to limit exposure to potential product liability claims. However, these provisions may not be sufficient to protect us from liability. Moreover, a claim brought against us, even if unsuccessful, could be time-consuming, divert management's attention, result in costly litigation and harm our reputation. We currently have liability insurance to protect against certain risks associated with system errors and other defects in our services. However, we cannot guarantee that such insurance will be sufficient.

WE DEPEND ON THE INTEGRITY AND RELIABILITY OF OUR SOFTWARE, COMPUTER HARDWARE SYSTEMS AND NETWORK INFRASTRUCTURE, AND ANY INADEQUACIES MAY RESULT IN SUBSTANTIAL INTERRUPTIONS TO OUR SERVICE.

        Our ability to host services for our customers depends on the integrity of our software, computer hardware systems and network infrastructure, and the reliability of software and services supplied by our vendors, including providers of telecommunications and electric power. We have encountered, and may encounter in the future, errors in our software or our system design, or inadequacies in the software and services supplied by our vendors. Any such errors or inadequacies may result in substantial interruptions to our services or those we host for our customers. Our errors may be expensive or difficult to correct in a timely manner, and we may have little or no control over whether any inadequacies in software or services supplied to us by third parties are timely corrected, if at all.

OUR STOCK PRICE HAS BEEN EXTREMELY VOLATILE, AND EXTREME PRICE FLUCTUATIONS COULD ADVERSELY AFFECT YOUR INVESTMENT.

        The market price of our common stock has been extremely volatile. From January 1, 2000 to February 1, 2001, the closing price of our common stock has varied significantly from a high of $17.313 to a low of $1.218 per share.

        Publicized events and announcements may have a significant impact on the market price of our common stock. For example, shortfalls in our revenue or net income, conversions of preferred stock into common stock, delays in development of our services or products, disruptions in our services, or announcements of partnerships, technological innovations or new products or services by our competitors could have the effect of temporarily or permanently driving down the price of our common stock. In addition, the stock market from time to time experiences extreme price and volume fluctuations that particularly affect the market prices for emerging and technology companies, such as ours. Such price and volume fluctuations are often unrelated or disproportionate to the operating performance of the affected companies. These broad market fluctuations may adversely affect your ability to sell your shares at a price equal to or above the price you purchased them. In addition, a decrease in the stock price of our common stock could cause our common stock to be delisted from The Nasdaq National Market.

DELAWARE LAW AND CERTAIN PROVISIONS OF OUR CHARTER DOCUMENTS MAY INHIBIT A CHANGE OF CONTROL OF GENERAL MAGIC.

        Delaware law and provisions of our charter documents may make it more difficult for a third party to acquire, or may discourage a third party from attempting to acquire, General Magic. We are subject to the anti-takeover provisions of the Delaware General Corporation Law, which could delay a merger, tender offer or proxy contest or make such a transaction more difficult. In addition, provisions of our certificate of incorporation and bylaws may have the effect of delaying or preventing a change in control or in management, or may limit the price that certain investors may be willing to pay in the future for shares of our common stock. These provisions include:

        - authority to issue "blank check" preferred stock, which is preferred stock that can be issued by the board of directors without prior stockholder approval, with rights senior to those of common stock;

        -       prohibition on stockholder action by written consent;

        - requirement that a two-thirds vote of the stockholders is required to amend the bylaws; and

        - advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

        Furthermore, the Series D preferred stock and the Series F preferred stock provide holders rights to redemption of their Series D preferred stock or Series F preferred stock, as the case may be, or penalty payments upon a change in control. In addition, the documents governing the Series D preferred stock, Series F preferred stock and Series H preferred stock prohibit changes of control unless the surviving entity assumes all of our obligations under the Series D preferred stock, Series F preferred stock, or Series H Preferred stock, as the case may be, and is a publicly traded corporation traded on The Nasdaq National Market, NYSE or AMEX. All of these rights could make an acquisition even more difficult.

OUR FACILITY IS LOCATED NEAR KNOWN EARTHQUAKE FAULTS, AND THE OCCURRENCE OF AN EARTHQUAKE OR OTHER NATURAL DISASTER COULD CAUSE SIGNIFICANT DAMAGE TO OUR FACILITY THAT MAY REQUIRE US TO CEASE OR CURTAIL OPERATIONS.

        Our facility is located in the San Francisco Bay Area near known earthquake faults and is vulnerable to damage from earthquakes. In October 1989, a major earthquake that caused significant property damage and a number of fatalities struck this area. We do not have redundant, multiple site capacity, and so are also vulnerable to damage from other types of disasters, including fire, floods, power loss, communications failures and similar events. Any damage to our facility could lead to interruptions in the services hosted in our network operations center and loss of subscriber information, and could substantially if not totally impair our ability to operate our business. The insurance we maintain may not be adequate to cover our losses resulting from disasters or other business interruptions.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements in this prospectus supplement and the documents incorporated by reference are forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties, including, among others, those listed under "Risk Factors" above and in the documents incorporated by reference.

        In some cases, you can identify forward-looking statements by words such as "anticipates," "believes," "estimates," "seeks," expects," "plans," "intends," "future" and similar expressions.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance, or achievements and therefore such expectations may be incorrect. You are cautioned not to place undue reliance on these forward-looking statements.

        All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by our cautionary statements. The forward-looking statements included or incorporated herein are made only as of the date of this prospectus supplement, or as of the date of the documents incorporated by reference. We do not intend, and undertake no obligation, to update these forward-looking statements.

                                 USE OF PROCEEDS

        We cannot guarantee that we will receive any proceeds in connection with this offering.

        We intend to use the net proceeds of this offering, if any, for product development, capital expenditures, including those relating to the expansion of our network operations center, sales and marketing and for other general corporate purposes. The amounts actually expended for each purpose may vary significantly depending upon numerous factors, including the amount and timing of the proceeds from this offering, the progress of our product cycles, the progress of our network operations center, the market acceptance of our products and the status of competitive products. In addition, expenditures will also depend on the establishment of strategic partnerships with other companies, the availability of other financing and other factors.

        We may also use a portion of the proceeds, if any, to acquire or invest in complementary businesses or technologies. We are not planning or negotiating any such transactions as of the date of this prospectus supplement.

                                    DILUTION

        The net tangible book value of General Magic at December 31, 2000 was $23,743,000 or approximately $0.37 per share of common stock. Net tangible book value per share represents the amount of General Magic's tangible assets less total liabilities, divided by 64,814,624 shares of common stock, which is the number of shares of common stock outstanding on December 31, 2000.

        On January 18, 2001, we consummated a sale of 1,470,588 shares of our common stock to an institutional investor for an aggregate purchase price of $2,500,000. On January 26, 2001, we consummated a sale of 1,111,111 shares of our common stock to an institutional investor for an aggregate purchase price of $2,500,000. The pro forma net tangible book value of General Magic at December 31, 2000, taking into account these January financings, would have been $28,593,000 or approximately $0.42 per share of common stock. Pro forma net tangible book value per share in this case represents the amount of General Magic's tangible assets less total liabilities at December 31, 2000, or $23,743,000, plus $4,850,000 (representing the net proceeds to General Magic from the January financings (after deducting offering expenses)) divided by 67,396,323 shares of common stock, which is the number of shares of common stock outstanding on December 31, 2000 plus the 2,581,699 shares issued in connection with the January financings.

        Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of common stock in the offering made hereby and the pro forma net tangible book value per share of common stock immediately after completion of the offering. After giving effect to the sale of 3,334,138 shares of common stock in this offering at an assumed offering price of $2.50 per share and the application of the estimated net proceeds therefrom (after deducting estimated offering expenses) the pro forma net tangible book value of General Magic as of December 31, 2000, after taking into account the effect of the January financings, would have been $0.52 per share, an immediate increase in net tangible book value of $0.10 per share to existing stockholders and an immediate dilution in net tangible book value of $1.98 per share to purchasers of common stock in the offering, as illustrated in the following table:

Assumed public offering price per share .............................. $2.50
  Net tangible book value per share at December 31, 2000 ............. $0.37
  Pro forma net tangible book value per share at
    December 31, 2000, taking into account the January 18 &
    January 26, 2001 financings ...................................... $0.42
  Increase per share attributable to new investors ................... $0.10
Pro forma net tangible book value per share after offering ........... $0.52
Net tangible book value dilution per share to new investors .......... $1.98

        Net tangible book value does not include $2.0 million related to mandatorily redeemable preferred stock outstanding as of December 31, 2000. To the extent that outstanding options, preferred stock and warrants are exercised or converted, there will be further dilution to new investors.

                              PLAN OF DISTRIBUTION

        We may sell the offered securities:

        -       directly to one or more purchasers;

        -       to or through underwriters;

        -       through dealers, agents or institutional investors;

        -       through a combination of such methods.

        In addition, we may offer our common stock under an equity line of credit arrangement. Under this type of arrangement, we would enter into an agreement with an investor and, from time to time, would exercise a put right requiring the investor, assuming certain conditions are met, to buy a specified dollar amount of shares. The price and number of shares would be determined prior to each settlement date, based on the market price of the common stock at such time.

        Effective July 30, 1999, we entered into a common stock investment agreement with an institutional investor providing for such an equity line of credit. See, "Risk Factors--Our

Limited Funding May Restrict Our Operations and Our Ability to Execute Our Business Strategy, and the Availability of Additional Financing is Uncertain."

        On September 7, 2000, we executed an Agreement with Ladenburg Thalmann whereby Ladenburg Thalmann agreed to act as our exclusive placement agent for the offering of up to $45,000,000 worth of our common stock on a "reasonable best efforts" basis. Ladenburg Thalmann has agreed that it will seek to identify institutional investors who may wish to purchase our common stock from time to time on specific terms to be negotiated between us and such institutional investors. The securities will be offered by us under a prospectus to be delivered pursuant to this Registration Statement.

        Ladenburg Thalmann is not committed to purchase any of our securities, regardless of whether Ladenburg Thalmann does or does not successfully identify others to purchase our securities. We, in turn, are not obligated to sell any of our securities to any prospective purchaser successfully identified by Ladenburg Thalmann. See, "Risk Factors--Our Limited Funding May Restrict Our Operations and Our Ability to Execute Our Business Strategy, and the Availability of Additional Financing is Uncertain."

        In addition, Ladenburg Thalmann & Co., Inc. may act as an underwriter for one or more "at-the-market offerings" of General Magic equity securities on the Nasdaq National Market, which is the existing trading market for those shares. An "at-the-market" offering is an offering of securities that is: (i) into an existing market for shares of the same class of securities, (ii) at other than a fixed price (e.g., at the market price), and (iii) on or through the facilities of a national securities exchange or to a market maker otherwise than on an exchange.

        Regardless of the method used to sell the offered securities, we will provide a prospectus supplement that will describe the terms of the offering of the securities, including:

        - the identity of any underwriters, dealers, agents or investors who purchase the common stock;

        - the material terms of the distribution, including the number and type of securities sold and the consideration paid;

        - the amount of any compensation, discounts or commissions to be received by the underwriters, dealers or agents;

        - the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

        - the nature of any transaction by an underwriter, dealer or agent during the offering that is intended to stabilize or maintain the market price of the common stock.

        If underwriters are used in the sale, we may engage the underwriters on a "firm commitment" basis. In a firm commitment underwriting, the offered securities will be acquired by the underwriters for their own account. The underwriters may then resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities may be subject to certain conditions.

        We may also engage the underwriters on a "reasonable best efforts" basis. In a reasonable best efforts underwriting, the underwriters will not be required to sell any specific number or dollar amount of securities but will use their best efforts to sell the securities offered.

        If a dealer is used in the sale, we may sell the offered securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale.

        We may also sell offered securities directly to institutional investors or others. In this case, no underwriters or agents would be involved.

        Underwriters, dealers, agents and direct purchasers that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters, dealers or agents will be identified and their compensation described in a prospectus supplement.

        Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of their businesses.

                      GENERAL DESCRIPTION OF THE SECURITIES

         This section describes the general terms and provisions of the securities. The applicable prospectus supplement will describe the specific terms of the securities offered through that prospectus supplement as well as any of the general terms described below that will not be applicable to the securities offered.
                           DESCRIPTION OF COMMON STOCK

         The description of our common stock is contained in our Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended, (including any amendment or report filed for the purpose of updating such description). We incorporate that description herein by reference.

                                  LEGAL MATTERS

        The legality of the shares of common stock offered hereby is being passed upon by Cooley Godward LLP Palo Alto, California.

                                     EXPERTS

        The consolidated financial statements of General Magic, Inc. as of December 31, 1999 and December 31, 1998, and for each of the years in the three-year period ended December 31, 1999, and for the period from May 1, 1990 (inception) to December 31, 1999 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-3 to register the common stock offered by this prospectus. However, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement. We strongly encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement. However, because our registration statement was filed with the Commission over a year ago, you are cautioned not to place undue reliance on it as the information contained in that registration statement has been modified or superseded by this prospectus and the documents incorporated by reference into this prospectus. We strongly encourage you to carefully read the documents incorporated by reference into this prospectus along with your review of the registration statement.

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can request copies of these documents by contacting the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

        The SEC allows us to "incorporate by reference" the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

        1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed with the Commission on March 30, 2000.

        2.      Our Report on Form 8-K filed with the Commission on March 31,
                2000.

        3. Amendment Number 1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed with the Commission on April 28, 2000.

        4. Our Quarterly Report on Form 10-Q for the Quarter ended March 31, 2000, filed with the Commission on May 15, 2000.

        5.      Our Report on Form 8-K filed with the Commission on May 22,
                2000.

        6.      Our Report on Form 8-K filed with the Commission on August 8,
                2000.

        7. Amendment Number 1 to our Report on Form 8-K (filed with the Commission on March 31, 2000) filed with the Commission on August 8, 2000.

        8. Our Quarterly Report on Form 10-Q for the Quarter ended June 30, 2000, filed with the Commission on August 14, 2000.

        9.      Our Report on Form 8-K filed with the Commission on August 16,
                2000.

        10. Our Report on Form 8-K filed with the Commission on September 14, 2000.

        11.     Our Report on Form 8-K filed with the Commission on November 2,
                2000.

        12.     Our Report on Form 8-K filed with the Commission on November 7,
                2000.

        13. Our Quarterly Report on Form 10-Q for the Quarter ended September 30, 2000, filed with the Commission on November 14, 2000.

        14. Our Current Report on Form 8-K filed with the Commission on December 21, 2000.

        15. Our Current Report on Form 8-K filed with the Commission on January 4, 2001.

        16. The description of the common stock contained in our Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

        In addition, we incorporate by reference any future filings we will make with the SEC under Sections 13(a), 13(c) 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

        You may request a copy of these filings, at no cost to you, by writing or telephoning us at:

                               General Magic, Inc.
                          Attention: Investor Relations
                               420 N. Mary Avenue
                           Sunnyvale, California 94086
                            Telephone: (408) 774-4000

================================================================================
                                10,000,000 Shares
                               GENERAL MAGIC, INC.
                                  Common Stock

                                   Prospectus

                                February 2, 2001

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the costs and expenses payable in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates, except for the SEC registration fee and Nasdaq filing fee:

                                                                                      AMOUNT
                                      ITEM                                             PAID
                                      ----                                         -------------
SEC Registration fee........................................................            $10,092

Nasdaq filing fee...........................................................            $17,500

Accounting fees and expenses................................................            $15,000

Legal fees and expenses.....................................................             $3,000

Miscellaneous expenses......................................................             $1,908
                                                                                   -------------

Total.......................................................................            $47,500
                                                                                   =============


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents and in agreements with its directors and officers provisions expanding the scope of indemnification beyond that specifically provided by the Delaware law. The Registrant's Bylaws provide that the Registrant shall indemnify to the full extent authorized by law any person made or threatened to be made a party to an action or a proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, his or her testator or intestate was or is a director, officer or employee of the Registrant or any predecessor of the Registrant or serves or served any other enterprise as a director, officer or employee at the request of the Registrant or a predecessor of the Registrant. The Registrant's Bylaws also provide that the Registrant may enter into one or more agreements with any person which provides for indemnification greater or different than that provided in such Bylaws. We have entered into such indemnification agreements with our directors and officers.

        The Registrant maintains insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

        At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Registrant in which indemnification is being sought nor is the Registrant aware of any threatened litigation that is likely to result in a claim for indemnification by any director, officer, employee or other agent of the Registrant.

        See also the undertakings set out in response to Item 17 herein.


ITEM 16. EXHIBITS

    EXHIBIT
     NUMBER                EXHIBIT TITLE
    -------                -------------
         5.1(a)  Opinion of Cooley Godward LLP.

        23.1     Consent of KPMG LLP.

        23.2(a)  Consent of Cooley Godward LLP (included in Exhibit 5.1).

        24.1(b)  Power of Attorney (included in the Signature Page contained in
                 Part II of Registration Statement).


(a)     Previously filed

(b)     Partly filed herewith and partly previously filed.


ITEM 17. UNDERTAKINGS.


        A.      The undersigned Registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; PROVIDED, HOWEVER, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C. The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        D. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the

                Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        E.      The undersigned Registrant hereby undertakes that:

                (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

                (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Sunnyvale, State of California on February 1, 2001.

                                   GENERAL MAGIC, INC.



                                   By:          /s/ Kathleen M. Layton
                                      ---------------------------------------
                                                 Kathleen M. Layton
                                       President and Chief Executive Officer


        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                  Signatures                                          Title                              Date
                  ----------                                          -----                              ----
            /s/ Kathleen M. Layton                   President, Chief Executive Officer and         February 1, 2001
       -------------------------------------         Director (Principal Executive Officer)
              Kathleen M. Layton

               /s/ Rose Marcario                           Chief Financial Officer
       -------------------------------------       (Principal Financial and Accounting Officer)     February 1, 2001
               Rose M. Marcario

                       *                                Director, Chairman of the Board             February 1, 2001
       -------------------------------------
               Steven Markman

              /s/ Elizabeth Fetter                                  Director                        February 1, 2001
       -------------------------------------
              Elizabeth A. Fetter

                       *                                            Director                        February 1, 2001
       -------------------------------------
                Philip D. Knell

                  /s/ Tom Seip                                      Director                        February 1, 2001
       -------------------------------------
                  Tom D. Seip

                       *                                            Director                        February 1, 2001
       -------------------------------------
               Susan G. Swenson

                                                                    Director
       -------------------------------------
             Chester A. Huber, Jr.

           *By:  /s/ Steven Markman                                                                 February 1, 2001
               -----------------------------
                      Steven Markman
                     Attorney-In-Fact

                                INDEX TO EXHIBITS


      EXHIBIT
       NUMBER            EXHIBIT TITLE
      -------            -------------
         5.1(a)  Opinion of Cooley Godward LLP.

        23.1     Consent of KPMG LLP.

        23.2(a)  Consent of Cooley Godward LLP(included in Exhibit 5.1).

        24.1(b)  Power of Attorney (included in the Signature Page contained in
                 Part II of Registration Statement).


(a) Previously filed

(b) Partly filed herewith and partly previously filed.